Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANOUNCES FIRST QUARTER 2013 RESULTS

Company announces it will accelerate NOx emissions control milestones using novel

Duplex™ burner design.

SEATTLE, WA – MAY 6, 2013 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the quarter ended March 31, 2013. The Company incurred a loss of $1,357,000 for the three months ended March 31, 2013 as compared to a loss of $865,000 for the same period in 2012. Research and development costs totaled $458,000 and general and administrative costs amounted to $903,000 for the three months ended March 31, 2013 as compared to $264,000 and 600,000, respectively, for the same period in 2012. The increase in R&D expenses of $194,000 resulted primarily due to increased compensation of $143,000 related to increased personnel levels and $35,000 of increased depreciation expense. G&A expenses increased by $303,000 resulting primarily from the expense of operating as a public company, which totaled $296,000 in Q1 2013. The Company completed its IPO on April 25, 2012 at $4.00 per share raising net proceeds of $11,640,000. As a development stage company, ClearSign has recorded no revenue to date.

Working capital at March 31, 2013 totaled $6,223,000, including cash and cash equivalents of $6,655,000. Management expects these funds to be sufficient to fund activities at least through April 2014.

"The early part of 2013 has been a highly productive period for us with regard to both technology and business development," said CEO, Rick Rutkowski. "During the first quarter, we reported several very important milestones on our path to commercialization.

"In early February, we announced that we had developed and demonstrated a novel power amplifier that we believe will allow us to achieve a dramatic reduction in size and cost compared to the power amplifiers that we have historically used in our development activities. The small form factor promises to enable significant design and installation flexibility while dramatically reducing cost. We believe this new approach may allow our partners to increase both market share and profitability and may open new markets for us for smaller and lower priced combustion systems including possibly even residential heating systems.

"Later in February, we achieved a major emissions control milestone and described for the first time our novel Duplex™ burner architecture. This made possible our April announcement that we had achieved ultra-low levels of NOx emissions of 8ppm while describing an aggressive goal to achieve NOx levels of 5ppm by the end of Q2. In fact, we now believe that we will report that goal ahead of schedule and can now set equally aggressive goals going forward: Based on our ongoing results, we believe it is possible, utilizing the duplex burner architecture, to design burners that will reduce NOx to levels as low as 1 or 2ppm while eliminating the need for external flue gas recirculation and maintaining oxygen or excess air at very low levels of 2.5 to 3%."

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According to the Company, the Duplex architecture may enable significantly reduced flame length (by as much as 80%) while dramatically reducing NOx emissions. The Duplex architecture may be highly extensible and could have significant implications across a broad range of commercial applications that utilize a variety of burner sizes and types. Key features of the duplex architecture include:

•	Ultra low NOx emissions – 8ppm demonstrated with a near term target of 5ppm.

•	Short flame – allows for maximum utilization of available heater capacity enabling increased process throughput for high-value applications such as refinery heaters. Short flames are not possible with currently available technology without increasing NOx.

•	No External FGR – Currently available Low- Ultra-Low NOx burners often require recirculation of up to 35-40% of flue gas. Reheating this gas is inefficient. This loss in energy efficiency is compounded by the requirement to provide power for large fans to recirculate the gas.

•	Low O2 (excess air) of 2-3% – Currently available LNBs and ULNBs often require significant increases in excess air (in extreme cases up to as much as 8 to 10%). This imposes a penalty to energy efficiency as the cool inlet air continuously dilutes furnace gas.

•	High turndown ratio – Unlike currently available LNBs and ULNBs, the Duplex™ burner architecture may support very high operating ranges allowing for maximum energy efficiency under variable operating conditions and requirements.

Rutkowski continued, "We believe that this combination of features may be unprecedented and may yield dramatic gains in both production capacity and energy efficiency, while setting new standards for environmental performance for a broad range of industrial and commercial combustion system types. We are targeting multiple applications including boiler burners and process heaters such as those used for very high value processes in oil refineries and petrochemical plants. Our analysis and discussions with prospective partners and customers suggest that the operating improvements may be compelling and in some cases may lead to tens of millions of dollars a year in savings and/or increased production output.

"In other developments in Q1, we reported that we have constructed, installed and operated a solid fuel system to begin the process of scaling up our earlier successful demonstrations of important effects for solid fuel systems. Capable of firing at a commercially-referenceable rate of over 1.2 million Btu/h per square foot, this continuous-feed furnace will expand the company's development and testing capabilities to include biomass fuels such as wood pellets and chips (biomass), solid waste and various types of coal at a scale that will enable the company to demonstrate the effectiveness of ECC™ technology to prospective partners and customers.

ClearSign Combustion Corporation – Q1 2013 Results May 6, 2013 Page 3

"We also achieved an important milestone in the development and protection of our intellectual property with the announcement that we filed our 100th patent application in Q1. In fact, the patents filed may represent substantially more than 100 individual inventions, and ClearSign currently has over 50 additional inventions in process for additional patent filings. Over the coming quarters, we will continue to aggressively innovate and protect our most valuable innovations.

"We were also grateful to receive the acknowledgement of an independent panel of judges at the CleanEquity conference in Monaco, who selected ClearSign from over 20 finalists as 'Best in Class in the Field of Environmental Technology Research.'

"Following the end of the quarter we were able to report that we had entered into a letter of intent with Grandeg, a 20-year old European market leader in commercial wood pellet boiler systems, noted for their leadership in the development and marketing of high quality biomass pellet boilers. We intend to enter into a definitive agreement with Grandeg in the coming weeks, under which they will provide up to $500,000 in funding to support the initial phases of development for both retrofit solutions and new pellet boiler designs featuring our ECC technology and related improvements to environmental performance and energy efficiency. We look forward to sharing our technical progress with solid fuel scale up effort during the weeks and months ahead.”

A conference call discussing the release of the Company’s results for the year ended March 31, 2013 is scheduled for today, Monday, May 6, 2013 at 4:30 PM Eastern Time. 877-407-9205 (international: +1-201-689-8054) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. If you wish to listen to a replay of the conference call, you may dial 877-660-6853 (international: +1-201-612-7415) and enter conference ID 413681. The replay will be available from 24 hours after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, and fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

ClearSign Combustion Corporation – Q1 2013 Results May 6, 2013 Page 4

CONTACT:

Media Contact:

Bronwyn Wallace,

Hill+Knowlton Strategies

(713) 752-1929

bronwyn.wallace@hkstrategies.com

Investor Relations:

(206) 538-2732

investors@clearsign.com

ClearSign Combustion Corporation – Q1 2013 Results May 6, 2013 Page 5